Filed Pursuant to Rule 433
Registration Statement No. 333-155041
September 7, 2010
Dell Inc.
Pricing Term Sheet
September 7, 2010

Issuer:	Dell Inc.
Size:	$500,000,000
Maturity:	September 10, 2013
Coupon (Interest Rate):	1.400%
Yield to Maturity:	1.439%
Spread to Benchmark Treasury:	T + 70 bps
Benchmark Treasury:	0.750% due August 15, 2013
Benchmark Treasury Price and Yield:	Price of 100-01, Yield 0.739%
Interest Payment Dates:	March 10, September 10, first Interest Payment Date March 10, 2011
Record Dates:	February 25, August 26
Redemption Provision:	Makewhole T + 15 bps
Price to Public:	99.886%
Proceeds, before expenses, to Dell from the offering of the notes contemplated by this final term sheet:	$498,180,000
Settlement Date:	September 10, 2010
CUSIP / ISIN:	24702RAK7 / US24702RAK77
Joint Bookrunning Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated
Co-Managers	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC UBS Securities LLC Wells Fargo Securities, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any of the Representatives can arrange to send you the prospectus if you request it by calling or e-mailing:
Barclays Capital Inc. toll free at 1-888-603-5847 or barclaysprospectus@broadridge.com
Goldman, Sachs & Co. toll free at 1-866-471-2526 or prospectus-ny@ny.email.gs.com
Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649 or prospectus@morganstanley.com

Dell Inc.
Pricing Term Sheet
September 7, 2010

Issuer:	Dell Inc.
Size:	$700,000,000
Maturity:	September 10, 2015
Coupon (Interest Rate):	2.300%
Yield to Maturity:	2.305%
Spread to Benchmark Treasury:	T + 90 bps
Benchmark Treasury:	1.250% due August 31, 2015
Benchmark Treasury Price and Yield:	Price of 99-08 1/4 , Yield 1.405%
Interest Payment Dates:	March 10, September 10, first Interest Payment Date March 10, 2011
Record Dates:	February 25, August 26
Redemption Provision:	Makewhole T + 15 bps
Price to Public:	99.977%
Proceeds, before expenses, to Dell from the offering of the notes contemplated by this final term sheet:	$697,389,000
Settlement Date:	September 10, 2010
CUSIP / ISIN:	24702RAL5 / US24702RAL50
Joint Bookrunning Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated
Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC UBS Securities LLC Wells Fargo Securities, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any of the Representatives can arrange to send you the prospectus if you request it by calling or e-mailing:
Barclays Capital Inc. toll free at 1-888-603-5847 or barclaysprospectus@broadridge.com
Goldman, Sachs & Co. toll free at 1-866-471-2526 or prospectus-ny@ny.email.gs.com
Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649 or prospectus@morganstanley.com

Dell Inc.
Pricing Term Sheet
September 7, 2010

Issuer:	Dell Inc.
Size:	$300,000,000
Maturity:	September 10, 2040
Coupon (Interest Rate):	5.400%
Yield to Maturity:	5.405%
Spread to Benchmark Treasury:	T + 175 bps
Benchmark Treasury:	4.375% due May 15, 2040
Benchmark Treasury Price and Yield:	Price of 112-31, Yield 3.655%
Interest Payment Dates:	March 10, September 10, first Interest Payment Date March 10, 2011
Record Dates:	February 25, August 26
Redemption Provision:	Makewhole T + 30 bps
Price to Public:	99.926%
Proceeds, before expenses, to Dell from the offering of the notes contemplated by this final term sheet:	$297,153,000
Settlement Date:	September 10, 2010
CUSIP / ISIN:	24702RAM3 / US24702RAM34
Joint Bookrunning Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated
Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC UBS Securities LLC Wells Fargo Securities, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any of the Representatives can arrange to send you the prospectus if you request it by calling or e-mailing:
Barclays Capital Inc. toll free at 1-888-603-5847 or barclaysprospectus@broadridge.com
Goldman, Sachs & Co. toll free at 1-866-471-2526 or prospectus-ny@ny.email.gs.com
Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649 or prospectus@morganstanley.com